EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                      1997

                                           OCTOBER     NOVEMBER    DECEMBER

Net Income                                  $1,186       $1,428        $985
Income Taxes                                   638          758         467
Tax benefit of parent
  company loss                                   0          (21)       (117)
Interest Expense                             4,079        3,578       3,486
                                            ------      -------     -------

                                            $5,903       $5,743      $4,821
                                            ======      =======     =======



Interest Expense                            $4,079       $3,578      $3,486



Ratio of Earnings
  to Fixed Charges                            1.45         1.61        1.38





                                CAPITAL STRUCTURE
                                DECEMBER 31, 1997
                                   (thousands)



Short-term Debt                        $636,550        92%
Common Equity                            54,174         8%
                                       --------       ---

                   Total               $690,724       100%
                                       ========       ===